Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Your investment may result in a loss; there is no guaranteed return of principal.
•	Your return on the notes, if any, is limited to the return represented by the Capped Value.
•	Any payments due on the notes are subject to the credit risk of Credit Suisse. If Credit Suisse is unable to make payments on its obligations, you may lose all or substantially all of your investment.
•	You will have no rights of a holder of the securities represented by the Market Measure.
•	If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents
for complete product disclosure, including related risks and tax disclosure.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated November 29, 2012, Product Supplement EQUITY INDICES LIRN-1 dated July 26, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.